Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Shenandoah Telecommunications Company:

We consent to the incorporation by reference in the Registration Statements on Form S-3D (No. 333-74297) and on Form S-8 (No. 333-196990) of Shenandoah Telecommunications Company of our reports dated February 22, 2023, relating to the consolidated financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting of Shenandoah Telecommunications Company, appearing in this Annual Report on Form 10-K of Shenandoah Telecommunications Company for the year ended December 31, 2022.

/s/ RSM US LLP

Ft. Lauderdale, Florida
February 22, 2023